EXECUTION COPY

LICENSE AND SERVICE AGREEMENT

This License and Service Agreement (together with any Attachments hereto, the "Agreement") is entered into as of February 8, 2007 (the "Effective Date"), by and between Revance Therapeutics, Inc., ("Revance"), a Delaware corporation, with its principal offices at 2400 Bayshore Parkway, Suite 100, Mountain View, CA 94043 and List Biological Laboratories, Inc., ("List"), a California corporation with its principal offices at 540 Division Street, Campbell, CA 95008. Revance and List are sometimes referred to herein individually as a "Party" and collectively as the "Parties", and references to "Revance" and "List" shall include their respective Affiliates.

RECITALS

WHEREAS, Revance is in the business of developing and commercializing biopharmaceutical products, including certain biologic products using its proprietary excipient peptide technology;

WHEREAS, List is in the business of and has considerable know-how and expertise in the manufacture of botulinum neurotoxin Serotype A;

WHEREAS, Revance and List entered into a Manufacturing and Supply Agreement dated February 8, 2007 (the "QD Agreement") under which List has agreed to supply botulinum neurotoxin products to Revance for pre-clinical and early clinical development;

WHEREAS, Revance desires to obtain a license and services from List in order to manufacture and use botulinum neurotoxin products for clinical development and commercial distribution; and

WHEREAS, List desires to license certain materials and intellectual property to Revance to enable Revance to manufacture and use such products for clinical development and commercial distribution.
Now THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1    "Affiliates" means, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term "controlling" (with correlative meanings for the terms "controlled by" and "under common control with") as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

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1.2    "Confidential Information" shall have the meaning as set forth in Section 8.1.

1.3    "FDA" means the United States government agency known as the Food and Drug Administration, or any successor entity thereto, or the foreign equivalent.

1.4    "Field of Use" shall include all therapeutic and cosmetic indications with the exception of any use by the United States Government or an entity sponsored by the US Government.

1.5    "GMP" or "Good Manufacturing Practices" shall mean the manufacturing practices required by the U.S. Food and Drug Administration for the manufacture and testing of pharmaceutical products and materials, including peptide products, and the corresponding requirements of the European Union, Member States of the European Union, and other countries to the extent they are applicable. "cGMP" or "current GMP" shall mean the GMP practices in effect at the time of such manufacture.

1.6    "GMP Facility". shall mean the facility owned or leased by Revance to manufacture Products hereunder.

1.7    "ICH" means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.8    "Intellectual Property" includes, without limitation, rights in patents, patent applications, know-how, formulae, trade secrets, trade-marks, trade-mark applications, tradenames, inventions, copyright and industrial processes, procedures and designs.

1.9    "Invention" means information relating to any innovation, improvement, development, discovery or any data, computer program, device, trade secret, method, know-how, process, technique or the like which is produced, whether or not written or otherwise fixed in any form or medium and whether or not patentable or copyrightable.

1.10    "List Cell Line" means any Clostridium botulinum Hall Strain provided by List pursuant to Section 2.2(b) and any organism derived therefrom, which produces native or modified botulinum neurotoxin serotype A.

1.11    "List Intellectual Property" means all Intellectual Property owned or controlled by List during or prior to the term of this Agreement, which is necessary in enabling Revance to perform the Manufacturing Responsibilities in accordance with the terms of this Agreement. List Intellectual Property shall include operating procedures, methods and processes that apply specifically to the purification of botulinum neurotoxin type A, including toxin complex. Not included in List Intellectual Property licensed under this agreement are any procedures utilized in the production of other Clostridial toxins or toxin fragments and chains. Also not included is any patent resulting from List's independent research and development outside of this Agreement or the QD Agreement and the following patent and trademark owned by List:U.S. Patent No.:6,504,006 Bl and a U.S. trademark SNAPtide®.
1.12    "Manufacturing Responsibilities" means all the manufacturing, production, quality control, quality assurance, stability testing, packaging, storage, GMP Facility design, construction and validation and related steps, processes, or actions required for
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Revance to produce Product, in conformance with the Specifications and Regulatory Standards, as contemplated by this Agreement.

1.13    "Material" shall have the meaning as set forth in Section 2.2.

1.14    "Product" shall mean any topical or injectable preparation of botulinum neurotoxin serotype A, manufactured by Revance under this License and Service Agreement, with or without Revance's excipient peptide.

1.15    "Regulatory Standards" means all appropriate and applicable laws, rules, regulations and requirements of Regulatory authorities relating to the performance of the Services or Manufacturing Responsibilities, as applicable.

1.16    "Services" shall have the meaning as set forth in Section 2.1.

1.17    "Specifications" shall mean the identity, purity, quantity, potency, activity, safety and other specifications that Revance determines each Product must meet.

1.18    "Third Party" shall mean any person or entity other than the Parties and their Affiliates, employees, assigns or designees.

ARTICLE 2
SERVICES
2.1 Services.

a.Responsibilities. Revance shall be responsible for and shall manage and control the Manufacturing Responsibilities, including the design, construction, and validation of the GMP Facility and the production, fill and finish of any Product hereunder. List shall provide assistance and consultation necessary for Revance to perform the Manufacturing Responsibilities under this Agreement (the "Services"). Such assistance by List may include protocol writing and review, facility design, design and execution of sampling plans, production tasks, creation of standard operating procedures, tests for acceptance, quality control and assurance, scale-up and validation related tests and activities as may be required by Revance. List shall promptly provide to Revance copies of all records, results and data obtained in performing the Services.

b.Service Forecasts. To assist List in planning and allocating the resources it will need to dedicate to performing the Services, Revance shall provide to List non-binding, twelve (12) month rolling forecasts covering Revance's estimates of the services it anticipates requiring during that twelve-month period. Revance will update such forecasts as often as it feels would be helpful to List and at least once every calendar quarter. Prior to commencing activities or tasks the Parties shall agree upon the project descriptions and activities to be performed and may update their non-binding forecasts accordingly.

c.Service Orders. Revance will place service orders with List in writing specifying the Services requested and List will provide to Revance the estimated cost(s) of such service(s). ("Service Order"). Additionally, if any terms in a Service Order are not reasonably acceptable to List, List shall promptly notify Revance and the Parties shall promptly use their best efforts to agree on mutually acceptable terms for the performance of such services. No modification or alteration of any Service Order shall be effective
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unless and until both Revance and List consent to such modification or alteration in writing, such consent not to be unreasonably withheld or delayed.

d.Cancellation Fee. The Parties shall work together to amend and update any Service Order prior to the date of service. Revance may also cancel a Service Order prior to seventy-two (72) hours before the time any of the Services in the applicable Service Order are to begin, however, Revance shall pay List, in addition to any authorized costs or fees already incurred by List in performance of such Service Order, a cancellation fee equal to 20% of the estimated total costs of fulfilling the Service Order. In the event of a. postponement or cancellation of any order pursuant to this Section, List shall use its commercially reasonable best efforts to reschedule the postponed order for a time agreeable to both Parties.

2.2    Material Transfer.

a.Materials. For this Agreement, "Materials" shall mean the List Cell Line and a sample of purified botulinum neurotoxin serotype A not to exceed 10.0 µg. ("Materials").

b.Transfer. Subject to applicable U.S. Government rules and regulations, List shall promptly transfer all Materials to Revance upon Revance's request. Revance shall pay for all costs associated with such transfer.

c.Property. All Materials transferred to Revance shall remain List's property and Confidential Information, as set forth in Sections 7.3 and 8.1 respectively. Revance shall own all Products, equipment or machinery, batch records, data and any other materials or property purchased or created by Revance in performing the Manufacturing Responsibilities or owned by Revance prior to this Agreement, as well as any test results or data created by List in fulfilling the Services.

2.3    Location. The Services will be provided at the GMP Facility which will be located within 17 miles of List's current facility at 540 Division St. Campbell, California, or as otherwise agreed upon by the Parties, preferably in Campbell, California. However, the Parties hereby agree that the GMP Facility may alternatively be in Cupertino, Mountain View, Palo Alto, or Sunnyvale, California as long as the ultimate location is within the 17 mile radius.

2.4    Plan. Within [*] days of the Effective Date, Revance and List will work together to create a general plan (the "Plan") for construction and validation of the GMP Facility. Revance shall work diligently towards building the GMP Facility as quickly as reasonably possible with the goal of beginning construction within [*] of the Effective Date and facility validation within [*] of the Effective Date. Notwithstanding the above, Revance must initiate construction no later than [*] after the Effective Date and facility validation no later than [*] after the Effective Date. Failure to comply with this Section 2.4 will be deemed a material breach in accordance with Section 9.2(b) of this Agreement.

ARTICLE 3
REGULATORY MATTERS

3.1    Notice. Each Party shall promptly notify the other of any new Regulatory Standards, specifications, operating procedures or protocols of which it becomes aware
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which are relevant to the Services or manufacture of botulinum neurotoxin serotype A, and shall confer with each other with respect to the best means to comply with such requirements. The party receiving the notice agrees to notify the other within twenty-four (24) hours of any inquiries, notifications, or inspection activity by any governmental agency in regard to any Product under this Agreement and shall furnish the other party with (a) any report or correspondence issued by the governmental authority in connection with such visit or inquiry, including but not limited to, any FDA Form 483 Establishment Inspection Reports, warning letters and (b) copies of any and all responses or explanations relating to items set forth above, in each case purged only of trade secrets or other confidential or proprietary information that is unrelated to the obligations under this Agreement or are unrelated to the Product. Copies of any such responses are to be provided to the other party not less than two working days prior to their transfer to governmental authorities. List shall discuss such correspondence with Revance, and shall accept and incorporate Revance's reasonable comments on the proposed responses or explanations provided to Revance under subsection (b) of this Section 3.1.

3.2    Registration. Revance shall be responsible for all regulatory filings, permits, approvals and authorizations and for obtaining and maintaining such drug approvals as the Food and Drug Administration or any other regulatory agency may require to develop and commercialize Products and Revance shall own all such regulatory filings. Revance shall own the drug master file(s) ("DMF") pertaining to the GMP Facility and prepared for FDA and other regulatory purposes. Revance shall have the responsibility and bear the expense of maintaining the document(s) in compliance with FDA and ICH requirements. Furthermore, if the license in Section 7.l(a) becomes non-exclusive pursuant to Section 7.l(b), List shall have the right to cross-reference such DMF and the Parties will agree on commercially reasonable terms under which Revance will supply List with botulinum toxin produced at the GP Facility.

ARTICLE 4
PRICE, INVOICING AND COSTS

4.1    Compensation. Revance shall pay List for all costs and expenses incurred in performing Services under this Agreement as set forth in Attachment A. Revance shall also pay List milestones as set forth in Attachment B and royalty payments due in accordance with Attachment C. All other costs incurred by List in performing the Services will be reimbursed by Revance only if Revance gives its prior written approval for List to incur such costs.

4.2    Invoices and Payment.

a.Records. List shall maintain detailed records with respect to its costs and hours worked in performance of the Services, including supporting documentation for the hourly rates and hours billed and all other records reasonably necessary to support invoices. List will provide Revance with access to all such records relating to the invoices under Section 4.2(b).

b.Invoices. List shall issue monthly invoices to Revance for the Services performed under this Agreement.

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c.Payment. All payments due in accordance with this Agreement shall be paid in U.S. Dollars not later than thirty (30) days following receipt of the applicable invoice issued in accordance with subsection (b).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES; COVENANTS

5.1    Revance. Revance hereby represents and warrants:

a.that this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid, binding obligation, enforceable against Revance in accordance with its terms;

b.that it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

c.that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

d.that it shall not enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with its ability to perform its obligations pursuant to this Agreement;

e.it has or will obtain at no cost to List, the necessary facilities, plant, equipment, know-how, procedures, and personnel to perform its obligations in compliance with the terms of this Agreement and that it will be responsible for the maintenance of the GMP Facility and equipment in support of the manufacturing effort;

f.That it will maintain and remain in compliance with, all permits, consents, approvals, licenses, registrations, listings and other authorizations or waivers during the term of this Agreement which are required under federal, state and local laws, rules, guidelines, and regulation generally applicable to leasing a facility such as the GMP Facility and holding and distributing Product and to performance of FDA clinical trials;
g.that no person or entity that has been debarred by the FDA or other Regulatory authority under 21 U.S.C. §335a (a) or (b), or, to the best of its knowledge is the subject of debarment proceedings by the FDA or other Regulatory authority, will be involved in the performance of its obligations under this Agreement and represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act;

h.that during the term of this Agreement, and for two (2) years following expiration or termination, Revance, its officers, agents and employees, warrant that they will not, directly or indirectly, either for themselves or for any other person, firm or
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corporation, or by action in concert with others, induce or influence, or seek to induce or influence, any employee of List to (a) accept employment with another; or (b) terminate his/her employment; and

i.that List's Intellectual Property, whether included in whole or in part in the Drug Master File, the Site Master File, batch records or any other documentation prepared in the performance of this Agreement by Revance or any third parties, will not be used for any purpose unrelated to Product.

5.2    List. List hereby represents and warrants:

a.that this Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid, binding obligation, enforceable against List in accordance with its terms;

b.that it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

c.that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

d.that it shall not enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with its ability to perform its obligations pursuant to this Agreement;

e.that it shall use its best efforts to perform the Services in accordance with this Agreement;

f.it has the necessary know-how, procedures, and personnel to perform the Services in compliance with the terms of this Agreement and that it will maintain and remain in compliance with all necessary permits, consents, approvals, licenses, registrations, listings and other authorizations or waivers during the term of this Agreement which are required under federal, state and local laws, rules, guidelines, and regulations generally applicable to the performance of the Services;

g.that no person or entity that has been debarred by the FDA or other Regulatory authority under 21 U.S.C. §335a (a) or (b), or, to the best of its knowledge, is the subject of debarment proceedings by the FDA or other Regulatory authority, will be involved in the performance of its obligations under this Agreement and List represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act; and

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h.that during the term of this Agreement, and for two (2) years following expiration or termination, List, its officers, agents and employees, warrant that they will not, directly or indirectly, either for themselves or for any other person, firm or corporation, or by action in concert with others, induce or influence, or seek to induce or influence, any employee of Revance to (a) accept employment with another; or (b) terminate his/her employment.

5.3    List Covenant. List hereby covenants that, during the term of this Agreement, (a) it shall not make, use or sell botulinum neurotoxin serotype A for or to any Third Party for any purpose within the Field of Use, (b) it shall not grant any license under, or otherwise transfer or assign any rights to the List Intellectual Property or the List Cell Line, as described in Sections 1.11 and 1.10, to any Third Party to make, use or sell any botulinum neurotoxin serotype A for any purpose within the Field of Use, (c) it shall not use the GMP Facility or any Product manufactured under this Agreement for any purpose other than as contemplated by this Agreement and (d) it shall not sell or otherwise transfer any Product to any Third Party other than with Revance's prior written consent.

THE WARRANTIES CONTAINED IN THIS ARTICLE 5 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES HEREUNDER. LIST MAKES NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE 6
INDEMNIFICATION AND INSURANCE

6.1    Mutual Indemnification. Each Party shall indemnify, defend and hold the other Party and its Affiliates, sublicensees, directors, officers, employees and agents (such Party's "lndemnitees") harmless from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys' fees) (collectively, "Losses") resulting from any claims, suits, actions, demands, or other proceedings brought by or on behalf of a Third Party (collectively, "Claims") to the extent arising from:

a.negligence or willful misconduct of the indemnifying Party, its employees or agents; or

b.failure to follow applicable state or federal laws or regulations by the indemnifying Party, its employees or agents.

Such indemnification shall not apply to the extent that the Claims are caused by the negligence or misconduct of, or breach of this Agreement by, such Party's Indemnitees.

6.2    Revance Indemnification. Revance shall indemnify, defend and hold harmless List from and against all Losses resulting from any Claims, to the extent arising from the application or use, by Revance or any Third Party, of all or any portion of a Product.

Such indemnification shall not apply to the extent that the Claims are covered under List's indemnification under Section 6.1 of this Agreement.

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6.3    Indemnification Procedures. Any entity entitled to indemnification under this Article 6 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim, and the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party's written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

6.4    LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THE REST OF THIS ARTICLE 6, OR DAMAGES AVAILABLE FOR BREACHES OF THE CONFIDENTIALITY AND INTELLECTUAL PROPERTY OBLIGATIONS SET FORTH IN ARTICLES 7 AND 8.

ARTICLE 7
LICENSES AND INTELLECTUAL PROPERTY

7.1    License.

a.For the term of this Agreement, List hereby grants to Revance and its Affiliates a royalty bearing, sublicensable, and exclusive worldwide license under the List Intellectual Property to make, have made, develop, use, import, offer for sale and sell Products within the Field of Use. For clarity, in the event that this Agreement is terminated by the Parties pursuant to Section 9.2(a), this license shall be cancelled and no longer valid upon the effective date of such mutual agreement. In the event that this Agreement is terminated pursuant to Section 9.2(b), this license shall be cancelled and no longer valid upon a notice of termination pursuant to Section 9.2(b), in the event that the defaulting party is unable to cure such breach after one hundred and twenty (120) days after receiving notice of such breach.

b.If Revance is not actively pursuing the development of an injectable Product within three years of NDA approval of its first indication for a Product, the exclusive license granted in subsection (a) above shall automatically, with respect to injectable uses only, become a non-exclusive license. The license shall remain an exclusive license for all other uses set forth in subsection (a).
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7.2    Transfer.

a.List Intellectual Property. Upon Revance's request, List shall promptly transfer all List Intellectual Property to Revance that is necessary in enabling Revance to perform the Manufacturing Responsibilities in accordance with the terms of this Agreement. Such List Intellectual Property shall include any protocols, calculations or formulas, operating procedures, vendor information for necessary reagents, associated know-how and data related to the manufacture of botulinum neurotoxin serotype A. Revance shall pay for all costs associated with such transfer.

b.Further Access. List shall provide Revance on a continuing basis, access to the applicable List Intellectual Property and Materials, as described in Sections 1.11 and 2.2(b), as may be necessary for Revance to perform the Manufacturing Responsibilities, and shall give Revance prompt notice of any changes in the List Intellectual Property, such as new or altered protocols, standard operating procedures, equipment specifications, records, tests, results, and other documents, necessary for the manufacture of Product or in obtaining or maintaining registration or regulatory approval. However, notwithstanding anything to the contrary above, after FDA marketing approval of the first Product, List shall only be required to give Revance notice of any changes to the List Intellectual Property on an annual basis.

c.List Access. Revance shall provide List, on an annual basis, access to all records produced by Revance in performance of Manufacturing Responsibilities.

7.3    Intellectual Property and Inventions. Each Party will retain ownership of and all right, title and interest in and to their respective Intellectual Property or Inventions made, conceived and reduced to practice by each of them, independently of each other, outside of the scope of this Agreement. Any Intellectual Property or Inventions generated or developed relating to the composition or manufacture of botulinum neurotoxin serotype A that was developed by List, or based on List Intellectual Property or List's Confidential Information, and not based on any of Revance's Intellectual Property or Revance's Confidential Information, will be owned by List and included in the license in Section 7.1 to Revance. Any Intellectual Property or Inventions generated or developed by either Party based on Revance's Intellectual Property or Revance's Confidential Information, including Revance's excipient peptide compositions, carrier technology for transporting botulinum toxin across membranes, or the development, composition or method of use of carrier for injectable formulations, and not based on any List Intellectual Property or List's Confidential Information, will be owned .by Revance. Other joint inventions that may be developed by the Parties under this Agreement will be jointly owned and shared.

7.4    Intellectual Property, Generally. Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions. Either Party shall give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of a Product or processes or technology used under this Agreement. Except as otherwise expressly provided herein, nothing contained in this
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Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Intellectual Property.

7.5    Defense and Settlement of Third Party Claims. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture of a Product pursuant to this Agreement, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. Revance agrees to investigate the situation fully in collaboration with List, and the Parties agree to discuss how best to control the defense of any such claim. Revance shall have the right, but not the obligation, to control such defense, at Revance's cost. If Revance controls such defense, List shall have the right to be represented separately by counsel of its own choice, at List's cost.

7.6    Option to Purchase. If at any time during the term of this Agreement, the current owners of List elect to sell their business, or the portion of their business which manufactures botulinum toxin, Revance shall have an option for an exclusive period of [*] following such election in which the parties will negotiate, in good faith, the purchase of such business by Revance.

ARTICLE 8
CONFIDENTIALITY

8.1    Confidentiality and Exceptions. Except as set forth below, all information disclosed by one Party to the other Party shall be deemed to be the disclosing Party's "Confidential Information". Confidential Information shall include, but not be limited to, information relating to any Product, or the manufacture thereof The terms and provisions of this Agreement shall be deemed the Confidential Information of both Parties. Each Party, and its employees and agents shall take all reasonable steps to protect and keep confidential and shall not use, publish or otherwise disclose to any Third Party, except as permitted by this Agreement, or with the other Party's written consent, the other Party's Confidential Information. For the purposes of this Agreement, Confidential Information shall not include such information that can be shown by such Party's competent records to be:

a.already known to the receiving Party at the time of disclosure by the other Party, other than under an obligation of confidentiality;

b.generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement;
c.lawfully disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others; or

d.independently developed by or for the receiving Party without the aid, application or use of Confidential Information by persons who did not access the Confidential Information.

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8.2    Authorized Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary to comply with a court order or any applicable government regulations, provided that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information, it will give advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to secure a protective order or confidential treatment of such Confidential Information required to be disclosed. Neither Party shall disclose Confidential Information of the other Party in any patent filings without the prior written consent of the disclosing Party.

8.3    Confidentiality and Publicity. The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules, or orders, and except as may be authorized in Section 8.2, no information concerning this Agreement or the transactions contemplated herein shall be made public by either Party without the prior written consent of the other. Specifically, List shall not, without first obtaining the written consent of Revance, in any manner publish the fact that List has contracted to furnish Revance the goods and services contemplated by this Agreement.

8.4    Survival of Confidentiality. All obligations of confidentiality, non-disclosure and non-use imposed upon the Parties under this Agreement shall expire twelve (12) years after the expiration of this Agreement.

ARTICLE 9
TERM AND TERMINATION

9.1    Term. The term of this License and Service Agreement shall commence on the Effective Date and, subject to Section 9.2, continue until the expiration of Revance's last payment obligation hereunder.

9.2    Termination. This Agreement may be terminated:

a.upon mutual written agreement between the Parties; and

b.by either Party as a result of a material default by the other Party in the performance of any material obligation, condition, warranty or covenant of this Agreement, if such default or noncompliance shall not have been remedied, or if steps to remedy the default or noncompliance have not been initiated to the other Party’s reasonable satisfaction, within one hundred and twenty (120) days after the defaulting Party receives notice of such breach or default from the other Party.

9.3    Effect of Termination.
a.Generally. The expiration or termination of this Agreement shall not relieve Revance from paying for any work done by List toward an existing Service Order, nor any uncancelable obligations of List which would otherwise be reimbursable under this Agreement, nor shall expiration or termination relieve List from its obligation to deliver any Services paid for by Revance.

b.Survival of Certain Terms. Unless expressly provided to the contrary, the provisions of Articles 6 and 8 and Sections 7.5, 9.3, 10.1, and 10.2
CERTAIN CONFIDENTIAL INFORMATION
CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT REVANCE THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL.

shall survive the expiration or termination of this Agreement. In the event that Revance terminates this Agreement, all costs incurred by List in complying with the surviving articles and sections listed above, which were borne by Revance under this Agreement, shall be borne by Revance after its termination. Expiration or termination shall not extinguish the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1    Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement, the Parties shall first try to solve it amicably. In this regard, any Party may send a notice of dispute to the other, and each Party shall appoint, within ten (10) business days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within one month from their appointment, or if a Party fails to appoint a representative within the ten (10) business day period set forth above, such dispute shall immediately be referred to the Chief Executive Officer (or such other officer as they may designate) of each Party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the Parties fail to reach a resolution under this Section 10.1, their dispute will be referred to a court of competent jurisdiction in accordance with Section 10.2, and, in such event the prevailing party shall be entitled to its reasonable costs and reasonable attorney's fees incurred in connection with the concerned dispute.

10.2    Choice of Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any conflicts of laws provisions thereof that would cause the application of the laws of a different jurisdiction.

10.3    Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by them as independent contractors. Neither Party shall incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided herein. No right is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement, except as required by law or regulation or as expressly set forth in this Agreement.
10.4    Assignability. Neither List nor its Affiliates may assign its rights and/or delegate its obligations under this Agreement to any Party without Revance's prior written consent, which shall not be unreasonably withheld, except that List may assign its rights and/or delegate its obligations under this Agreement, without Revance's prior written consent, to an Affiliate solely in connection with the sale, merger or transfer of substantially all of the interests in or assets of List, provided that List shall give Revance prior written notice of such assignment and such assignee or delegate agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for a Product. Revance may assign its rights hereunder in whole or part, or delegate any of its obligations hereunder to any Third Party, provided such Third Party agrees to be bound by the terms of this Agreement.
CERTAIN CONFIDENTIAL INFORMATION
CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT REVANCE THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL.

10.5    Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given and sufficient if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, properly addressed to the address of the Party to be notified as shown below:

If to List:

List Biological Laboratories, Inc. 540 Division Street
Campbell, CA 95008 Attn: President
Fax: (408) 866-6364
Phone: (408) 866-6363

If to Revance:

Revance Therapeutics, Inc.
2400 Bayshore Parkway, Suite 100 Mountain View, CA 94043
Attn: President & Chief Executive Officer Fax: (650) 230-4501
Phone: (650) 230-4500

or to such other address as to which either Party may notify the other. Any notice sent by facsimile transmission or telex shall be followed within twenty-four (24) hours by a signed notice sent by first class mail, postage prepaid.

10.6    Force Majeure. Neither Party shall be liable to the other for loss or damage, or, except as provided herein, have any right to terminate this Agreement by virtue of Force Majeure, which shall mean an occurrence which prevents, delays or interferes with the performance by a Party of any of its obligations hereunder, if such occurs by reason of any Act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government, failure of suppliers to deliver materials, equipment or machinery, interruption of or delay in transportation, equipment failure or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if, and only if, the Party affected shall have used its reasonable best efforts to avoid such occurrence. In the event of Force Majeure, the Party affected shall notify the other and shall attempt to perform its obligations as soon as possible.
10.7    Severability. If any term or provision of this Agreement is determined to be illegal, invalid or unenforceable by any Court of law of competent jurisdiction, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct so long as this Agreement without such illegal, invalid or unenforceable terms does not fail of its essential purpose. The Parties shall negotiate in good faith to replace, at no charge, any such illegal, invalid or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION
CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT REVANCE THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL.

10.8    Waiver. Failure of either Party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, at that point in time or in the future.

10.9    Headings. All headings, titles and captions in this Agreement are for convenience only and shall not be of any force or substance.
10.10    Counterparts. This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.11    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.12    Further Assurances. Each of the Parties will promptly execute and deliver to the other such further documents and assurances and take such further actions as the other may from time to time request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies intended to be created hereby.

10.13    Entire Agreement. This Agreement and the QD Agreement, along with their Attachments, constitute the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties. In case of conflict, this Agreement and any amendment hereto shall prevail over the QD Agreement or any other business form or written authorization.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective on the date first set forth above.

Revance Therapeutics, Inc.
By: /s/ L. Daniel Browne
Name: L. Daniel Browne
Title: President & Chief Executive Officer

Date: February 09, 2007

List Biological Laboratories, Inc.
By: /s/ Karen R. Crawford
Name: Karen Crawford, Ph.D.
Title: President

Date: February 9, 2007

CERTAIN CONFIDENTIAL INFORMATION
CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT REVANCE THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL.

EXECUTION COPY

Attachment A
Estimated Hourly Rates for Services and Travel Time

All services performed in the production of botulinum toxin under the QD Agreement will be billed under that agreement.

All Services performed under this Agreement, including planning, will be billed as per this Attachment A. It is understood that the rates presented below are based on preliminary financial data and will be reevaluated quarterly as required. Currently, List's hourly rate for all consulting services billed to Revance shall be as set forth below by job title:

Job Titl	Hourly Rat
Level	$[*]
Level 2	$[*]
Level	$[*]
Level	$[*]

It is agreed that List shall be compensated at 100% of the above applicable hourly rate for travel to and from the GMP Facility. Additionally, where travel time is greater than 25 minutes between List's current facility in Campbell, California and the GMP Facility, Revance shall be billed a minimum of 2 hours for the Services performed during such visit.

Attachment B
Milestone Payments and Reimbursements to List by Revance

1.Signing of this definitive Agreement $[*]

2.Upon IND approval and either (1) 90 days or (2) the first patient in ("FPI") to a post-IND Phase I or Phase II US Clinical Study $[*]

3.Production and release of the first clinical lot of Product from the GMP Facility $[*]

4.Initiation of Phase III clinical study subject enrollment using Product $[*]

5.Upon US FDA NDA (marketing approval) of first Product $[*]

Total Possible Milestones $[*]
CERTAIN CONFIDENTIAL INFORMATION
CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT REVANCE THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL.

Attachment C
Royalty Payments

Revance shall pay List royalties on Adjusted Gross Sales of all Products incorporating Botulinum Type A Neurotoxin either native or modified made from the List Cell Line or made using List Intellectual Property. The royalty rate shall be:
[*]% From the first commercial sale of a Product ("First Sale") until December 31st of the third full calendar year after First Sale;
[*]% For the next three calendar years (the 4th, 5th, and 6th full years after First Sale); and
[*]% Thereafter, provided that this royalty rate shall be corrected, after the 15th full year after First Sale, for any reduction in Gross Sales. See "Modified Royalty Rate"

Adjusted Gross Sales shall be defined as:
i.Gross Sales, worldwide
ii.less fully burdened costs paid by Revance to produce such Products
iii.less [*]% for cash discounts and other sales allowances
iv.less [*]% for Marketing and Distribution expense
Gross Sales shall be defined as the gross invoiced amount billed by Revance from the sale of all Products, worldwide, pursuant to this Agreement. On an annual basis, List has the right to audit the prior year Gross Sales of the Products sold by Revance.

Modified Royalty Rate
Beginning on January 1 of the [*] full calendar year after First Sale, and for each year thereafter, if the total Adjusted Gross Sales for that year is less than the highest previous annual Adjusted Gross Sales total (the "Reference Total"), then the royalty owed for such year (the "Modified Royalty Rate") shall be equal to: [*]% multiplied by the quotient of that year's total Adjusted Gross Sales divided by the Reference Total (to the nearest half percent). For clarification, in no year shall the royalty be greater than [*]% or less than [*]% of Adjusted Gross Sales.

Payments

Royalty payments shall be made by Revance on a quarterly basis, due [*] days after the end of each quarter. However, the Modified Royalty Rate shall only be calculated upon the final quarter of each applicable year, effective retroactively for that year, such that the royalty rate for the first three quarters of that year shall be an estimated royalty rate equal to the Modified Royalty Rate of the previous year. The royalty payment for the final quarter of such year shall be adjusted such that the total royalty payments for that year will equal that year's Modified Royalty Rate.

Example (Hypothetical Numbers marked with " * ")

CERTAIN CONFIDENTIAL INFORMATION
CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT REVANCE THERAPEUTICS, INC. TREATS AS PRIVATE AND CONFIDENTIAL.